UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2013

THERAPEUTICSMD, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-16731	87-0233535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway NW, Third Floor Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (561) 961-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Samuel A. Greco

On December 13, 2013, Samuel A. Greco resigned from the board of directors (the “Board”) of our company. On behalf of the Board, Tommy Thompson, Chairman of the Board, thanked Mr. Greco for his contribution to our company and wished him well in his future endeavors. Pursuant to the terms of 2009 Long Term Incentive Compensation Plan (the “Plan”), Mr. Greco has three months to exercise his vested stock options following his resignation from the Board. In connection with Mr. Greco’s resignation, the Board accelerated the vesting of Mr. Greco’s unvested stock options to the date of his resignation from the Board and extended the period during which Mr. Greco may exercise his vested stock options to six months following the period set forth in the Plan.

Appointment of Randall S. Stanicky

On December 13, 2013, the Board appointed Randall S. Stanicky to serve as a director to fill the vacancy created by Mr. Greco’s resignation. At this time, Mr. Stanicky has not been named to serve on any committee of the Board. There is no arrangement or understanding between Mr. Stanicky and any other person pursuant to which he was selected as a director, and there are no related party transactions with respect to Mr. Stanicky reportable under Item 404(a) of Regulation S-K. Mr. Stanicky has not entered into any material plan, contract, or arrangement and has not received any grant or award under any material plan, contract, or arrangement in connection with his appointment to the Board.

We issued a press release announcing the resignation of Mr. Greco and the appointment of Mr. Stanicky on December 18, 2013, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

99.1	Press Release dated December 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2013	THERAPEUTICSMD, INC.

	By:	/s/ Daniel A. Cartwright
	Name:	Daniel A. Cartwright
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated December 18, 2013